Exhibit 99.3

GlobalWise Investments, Inc.

www.GlobalWiseInvestments.com

XXX-XXX-XXXX

Contact@GlobalWiseInvestments.com

Mission Investor Relations

Atlanta, Georgia

http://www.MissionIR.com

404-941-8975

Investors@MissionIR.com

GlobalWise Completes Acquisition of Intellinetics

Strategic Transaction Positions GlobalWise to become an Industry Leader in Cloud-Based

Enterprise Content Management

COLUMBUS, OH, February 13, 2012 – GlobalWise Investments, Inc. (OTCBB: GWIV) (www.globalwiseinvestments.com) today announces the completion of its acquisition of Intellinetics, Inc. (www.intellinetics.com).

Intellinetics, Inc., now a wholly owned subsidiary of GlobalWise Investments, is a leading-edge technology company focused on Enterprise Content Management (ECM) solutions for the digital age. Leveraging its cloud-based computing software, GlobalWise Investments is poised to capture a significant market share of the burgeoning ECM industry.

The Intellinetics platform defines a new industry benchmark and game-changing approach by combining advanced virtualization and automated content management with an open and service-oriented architecture using Web services. The Company provides strategies, tactics, and technologies to manage paper and digital assets from capture to long-term archive, without the need for manual processes conducted by a full-time employee.

The Company’s ECM service is delivered to customers via five unique delivery models that cover the full spectrum of business needs: Cloud/SaaS (Software as a Service); Hardware Vendor Integrated Service; Software Vendor Integrated Service; Premise (Client-Server); and Hybrid (Premise & Cloud/SaaS). This diversity provides advanced security and privacy features with an on-demand structure for businesses in the large, underserved Tier 3 and Tier 4 markets.

William J. “BJ” Santiago, President and CEO of GlobalWise Investments, stated, “IBM Market Insights predicts adoption of cloud computing to continue growing at a compound annual growth rate of 26% until 2013. Through its acquisition of Intellinetics, GlobalWise Investments is well positioned to secure a strong foothold in this rapidly growing ECM industry.”

About GlobalWise Investments, Inc.

GlobalWise Investments, Inc., via its wholly owned subsidiary Intellinetics, Inc., is a Columbus, Ohio based Enterprise Content Management (ECM) pioneer with industry-leading software that delivers cloud ECM based solutions on-demand. The Company’s flagship platform, IntellivueTM, represents a new industry benchmark and “game-changing” solution by providing clients to access and manage the content of every scanned document, file, spreadsheet, email, photo, audio file or video tape – virtually anything that can be digitized – in their enterprise from any PC, laptop, tablet or smartphone from anywhere in the world.

For additional information, please visit the Company’s corporate website: www.globalwiseinvestments.com

This press release may contain “forward-looking statements.” Expressions of future goals and similar expressions reflecting something other than historical fact are intended to identify forward-looking statements, but are not the exclusive means of identifying such statements. These forward-looking statements may include, without limitation, statements about our market opportunity, strategies, competition, expected activities and expenditures as we pursue our business plan. Although we believe that the expectations reflected in any forward looking statements are reasonable, we cannot predict the effect that market conditions, customer acceptance of products, regulatory issues, competitive factors, or other business circumstances and factors described in our filings with the Securities and Exchange Commission may have on our results. The company undertakes no obligation to revise or update any forward-looking statements in order to reflect events or circumstances that may arise after the date of this press release.

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